Exhibit 14.2

RANK ONE COMPUTING CORPORATION

WHISTLEBLOWER POLICY

Effective as of __________, 2025

1.	Introduction

Rank One Computing Corporation, a Colorado corporation (the “Company”), has adopted a Code of Ethics applicable to all employees that urges employees promptly to discuss with or disclose to the Chairman of the Board of Directors or the Audit Committee events of questionable, fraudulent, or illegal nature.

The Company is committed to full and accurate financial disclosure and to maintaining its books and records in compliance with all applicable laws, rules, and regulations. The Company wishes to encourage employees, independent contractors, third-party vendors, customers, and business partners to make the Company aware of any practices, procedures, or circumstances that raise concerns about the integrity of its financial disclosures, books, and records. As an additional measure to support our commitment to ethical conduct, the Audit Committee of our Board of Directors has adopted the following policies and procedures for (i) the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal controls, or auditing matters; and (ii) to protect the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

For purposes of this Policy, a “Compliance Complaint” is a complaint about accounting, internal accounting controls, auditing matters, or questionable financial practices, including but not limited to complaints of:

●	fraud against investors, securities fraud, mail or wire fraud, bank fraud, or fraudulent statements to the Securities and Exchange Commission (the “SEC”) or the investing public;

●	violations of SEC rules and regulations or any other laws applicable to the Company’s financial accounting, maintenance of financial books and records, internal accounting controls, and financial statement reviews or audits;

●	fraud or deliberate error in the preparation, evaluation, review, or audit of any financial statement of the Company;

●	significant deficiencies in or intentional noncompliance with the Company’s internal accounting controls;

●	misrepresentations or false statements regarding a matter contained in the financial records, financial reports, or audit reports of the Company; and

●	deviation from the full and fair reporting of the Company’s financial condition.

2.	Compliance Officer

We have designated a compliance officer (“Compliance Officer”) who is responsible for administering this Policy. The Compliance Officer is responsible for receiving, collecting, reviewing, processing, and resolving concerns and reports by employees and others on the matter described above and other similar matters. Employees are encouraged to discuss issues and concerns of the type covered by this Policy with their supervisor, who is in turn responsible for informing the Compliance Officer of any concerns raised. If the employee prefers not to discuss these sensitive matters with his or her own supervisor, the employee may instead discuss such matters with a higher-level manager, the Office of the General Counsel, if applicable, or the Compliance Officer. The Compliance Officer will refer complaints submitted, as he or she determines to be appropriate, as required under the directives of the Board of Directors (or a Committee of the Board) or as required by applicable law, to the Board or an appropriate Committee of the Board.

The Compliance Officer’s responsibilities under this Policy include:

●	Administering, implementing, and overseeing ongoing compliance under this Policy.

●	Establishing and administering procedures to assure that employee complaints will be collected, reviewed promptly (including, if appropriate, through an independent investigation into the issues raised).

●	resolved in an appropriate manner, and that documents related to such matters will be retained in accordance with this Policy.

●	Making himself or herself available to discuss with employees any complaints raised.

●	With respect to employee concerns relating to questionable accounting or auditing matters, establish and administering procedures that enable employees to submit concerns in a confidential and anonymous manner.

●	With respect to complaints from employees or non-employees received by us relating to our accounting, internal accounting controls, or auditing matters, establishing and administering procedures to assure that such complaints will be collected, reviewed promptly, treated or resolved in an appropriate manner, and retained. The Compliance Officer will present any such complaints received to the Audit Committee of the Board of Directors.

●	Administering and overseeing our training and educational programs designed to ensure that our employees with supervisory authority with respect to other employees, or who are otherwise involved in the administration of our policies, are aware of this Policy, know to involve the Compliance Officer in any matters involving this Policy that arise (including informing the Compliance Officer of every complaint that arises), and are trained in the proper handling of employee complaints covered by this Policy.

To ensure that the persons responsible for preparing and reviewing our public filings and other public disclosures are made aware of complaints involving our accounting, internal accounting controls, or auditing matters made by employees or by others, the Compliance Officer will present to such persons at least once per quarter either a copy or a summary of each complaint received.

3.	Reporting Compliance Complaints

The Company urges any person desiring to make a Compliance Complaint to contact the acting Compliance Officer as may be designated from time to time. For persons who wish to report a Compliance Complaint but do not wish to contact the Compliance Officer directly, the Company has established the following alternative procedures to report a Compliance Complaint:

(a)	Telephone Hotline: Any person may call the numbers listed below to report a Compliance Complaint. The phone call will be received by a third-party contractor specifically engaged to provide Compliance Complaint services.

Phone Number: (303) 317 - 6118

(b)	Website: https://roc.ai/

(c)	Written Complaints: Any person may report a Compliance Complaint to the Compliance Officer in writing, marked CONFIDENTIAL, and mailed to the following address: COMPLIANCE OFFICER (CONFIDENTIAL), 1290 Broadway, Suite 1200, Denver, CO 80203.

(d)	Audit Committee: Any person may report a Compliance Complaint to the Audit Committee directly, orally, or in writing marked CONFIDENTIAL and mailed to the following address: AUDIT COMMITTEE (CONFIDENTIAL), 1290 Broadway, Suite 1200, Denver, CO 80203.

Upon receipt of a Compliance Complaint, the Compliance Officer or the Audit Committee, as applicable, will acknowledge receipt to the person reporting the Compliance Complaint if possible.

4.	Review and Investigation of Compliance Complaints

Compliance Complaints received by the Compliance Officer or the Audit Committee, as applicable, will be reviewed and investigated either by themselves or by a designated employee, outside counsel, advisor, expert, or third-party service provider. If determined to be necessary by the Compliance Officer or the Audit Committee, as applicable, the Company shall provide for appropriate funding to obtain and pay for additional resources that may be necessary to conduct the investigation, including, without limitation, retaining outside counsel and/or expert witnesses. Unless otherwise directed by the Compliance Officer or the Audit Committee, as applicable, any person assigned to investigate a Compliance Complaint will report his or her findings and recommendations to both the Compliance Officer and the Audit Committee.

At least once each calendar quarter and whenever else as deemed necessary, the Compliance Officer shall submit a report to the Audit Committee (and any member of Company management that the Audit Committee directs to receive such report) that summarizes each Compliance Complaint made to the Compliance Officer within the last twelve (12) months and show specifically: (i) the complainant (unless anonymous, in which case the report will so indicate), (ii) a description of the substance of the Compliance Complaint, (iii) the status of the investigation, (iv) any conclusions reached by the investigator and (v) findings and recommendations. The Audit Committee shall review all Compliance Complaints periodically.

5.	Confidentiality and Anonymity of Persons Reporting Compliance Complaints

While the Company prefers that persons reporting Compliance Complaints identify themselves to aid in the investigation, if necessary, reports may be made anonymously if desired. If requested by the employee, the Company will protect the confidentiality and anonymity of an employee who makes a Compliance Complaint to the fullest extent possible, consistent with the need to conduct an adequate review and investigation of the Compliance Complaint. The Company is not obligated to protect the confidentiality and anonymity of a non-employee person who makes a Compliance Complaint.

6.	Access to Reports and Records Regarding Compliance Complaints

All reports and records associated with Compliance Complaints are considered confidential information, and access will be restricted to the Compliance Officer, the members of the Audit Committee, and such other persons reasonably determined by the Compliance Officer or the Audit Committee to require such access.

7.	Disclosure of Investigation Results

Compliance Complaints and any resulting investigations, reports, or resulting actions will generally not be disclosed to the public except as required by any legal requirements or regulations or by any Company policy in place at the time.

8.	Retention of Records

All Compliance Complaints and documents relating to a Compliance Complaint made through the procedures outlined in this Policy shall be retained for at least five (5) years from the date of the complaint, after which time the information may be destroyed unless the information may be relevant to any pending or potential litigation, inquiry or investigation, in which case the information may not be destroyed and must be retained for the duration of that litigation, inquiry or investigation and thereafter as necessary.

9.	Retaliation

Any individual who, in good faith, reports a possible violation of the Company’s Code of Ethics or of law, or any concerns regarding questionable accounting or auditing matters, even if the report is mistaken, or who assists in the investigation of a reported violation, will be protected by the Company. Retaliation in any form against these individuals will not be tolerated. Any act of retaliation should be reported immediately and will be disciplined appropriately.

Specifically, the Company will not discharge, demote, suspend, threaten, harass, or in any other manner discriminate or retaliate against any employee in the terms and conditions of the employee’s employment because of any lawful act done by that employee to either (a) provide information, cause information to be provided, or otherwise assist in any investigation regarding any conduct that the employee reasonably believes constitutes a violation of any Company code of conduct, law, rule, or regulation, including any rule or regulation of the Securities and Exchange Commission or any provision of federal or state law relating to fraud against shareholders, or (b) file, cause to be filed, testify, participate in, or otherwise assist in a proceeding filed or, to the employee’s knowledge, about to be filed relating to an alleged violation of any such law, rule, or regulation.

10.	Periodic Reviews and Amendments

The Audit Committee will periodically review this Policy. Any amendments to this Policy must be approved by the Audit Committee.

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